Execution Copy

First Amendment to

Executive Employment Agreement

This First Amendment to Executive Employment Agreement (the “Amendment”) between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”) and Richard C. Adkerson (the “Executive”) is dated effective December 10, 2003 (the “Amendment Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement dated April 30, 2001 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend certain terms of the Agreement.

NOW, THEREFORE, for and in consideration of the continued employment of Executive by the Company and the payment of salary, benefits and other compensation to Executive by the Company, the parties hereto agree as follows:

1.

Article I, Section 1of the Agreement is hereby amended to reflect that Executive’s title has changed to President and Chief Executive Officer and, as amended, shall read in its entirety as follows:

1.

Capacity and Duties of Executive.  The Executive is employed by the Company to render services on behalf of the Company as President and Chief Executive Officer.  The Executive will perform such duties as are assigned to the individual holding the title or titles held by him from time to time in the Company’s By-laws and such other duties as may be prescribed from time to time by the Chairman of the Board or the Company’s Board of Directors (the "Board"), which duties shall be consistent with the position of President and Chief Executive Officer.

2.

Article IV, Section 4(b) of the Agreement is hereby amended to change the formula for calculating the severance payments to the Executive under the Agreement and, as amended, shall read in its entirety as follows:

(b)  Within twenty business days of the Termination Date, the Company will pay to the Executive an amount equal to three times the sum of (i) the Executive’s Base Salary in effect at the Termination Date and (ii) the highest Bonus paid to the Executive for any of the immediately preceding three Fiscal Years;

3.

Article VII, Section 1 of the Agreement is hereby amended to extend the term of the Agreement and shall read in its entirety as follows:

1.

Term.  The term of this Agreement will commence on the Agreement Date and will continue through December 31, 2008; provided, however, that commencing on December 31, 2008, and each December 31 thereafter, the term of this Agreement will automatically be extended for one additional year unless not later than April 1 of the current year, the Corporate Personnel Committee has given written notice to the Executive that it does not wish to extend this Agreement.

*       *       *

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed as of the Amendment Date.

Freeport-McMoRan Copper & Gold Inc.

By: /s/ H. Devon Graham, Jr.

H. Devon Graham, Jr.

Director and Chairman of the

Corporate Personnel Committee of the

Board of Directors

Executive

By: /s/ Richard C. Adkerson

Richard C. Adkerson

Signature Page of First Amendment to

Executive Employment Agreement between

Freeport-McMoRan Copper & Gold Inc. and

Richard C. Adkerson